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                                                                   EXHIBIT 99.10

                                                               November 28, 1995



Keystone High Income Bond Fund (B-4)
200 Berkeley Street
Boston, Massachusetts  02116-5034

Ladies and Gentlemen:

         I am a Senior Vice President of and General Counsel to Keystone Investment Management Company (formerly named Keystone Custodian Funds, Inc.), investment adviser to Keystone High Income Bond Fund (B-4) (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 55,172,487 additional shares of the Fund.

         To my knowledge, a Prospectus is on file with the Securities and Exchange Commission (the "Commission") as part of Post-Effective Amendment No. 101 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

         In my opinion, such additional shares, if issued and sold in accordance with the Fund's Restatement of Trust Agreement, as amended ("Restatement of Trust"), and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust and subject to the limitations set forth therein.

         My opinion is based upon my examination of the Fund's Restatement of Trust and By-Laws; a review of the minutes of the Fund's Board of Trustees authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

         I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 101 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                                  Very truly yours,

                                                  /s/ Rosemary D. Van Antwerp
                                                  Rosemary D. Van Antwerp
                                                  Senior Vice President and
                                                  General Counsel